EXHIBIT 10.6.1

AMENDMENT TO AGREEMENT

This Agreement (this “Agreement”), is made as of November 11, 2002, by and between Frank Alaghband, an individual (“Executive”), and Procom Technology, Inc., a California corporation (the “Company”).

RECITALS

WHEREAS, the Company and Executive were parties to that certain Amended and Restated Employment Agreement dated October 28, 1996 (the “Employment Agreement”), which was terminated by that certain Agreement dated as of May 28, 2002 (the “Prior Agreement”).

WHEREAS, the Company and Executive desire to amend the Prior Agreement to incorporate certain changes to the payment schedule to Executive, but otherwise to leave the Prior Agreement unchanged and in full force and effect, all as set forth herein.

AGREEMENT

In consideration of the covenants undertaken and the releases contained in this Agreement, the Company and Executive agree as follows:

1.    Changes to Monthly Payments.    Section 3(a) of the Prior Agreement is hereby deleted and replaced with the following paragraph:

“(a)    Monthly Payments.    The Company shall pay Executive the monthly sum of $18,750, less any legally required withholding and any other deductions required under applicable law. The first such payment shall be made to Executive on June 28, 2002, with each additional payment made on the 28th day of each succeeding month through November 2004 (or if such day is a national holiday, Saturday or Sunday, then on the first business day thereafter), such that the last monthly payment payable to Executive under this Section 3(a) shall be made to Executive on November 28, 2004 for a total of 30 payments. Notwithstanding the foregoing, the unpaid amount of all such 30 monthly payments shall become immediately due and payable: (i) upon a Change of Control (as hereinafter defined); or (ii) in the event the Company improperly and unjustifiably fails to make a required payment under this Agreement within sixty days following the Company’s receipt from Executive of written notice of such failure. A Change of Control shall mean a merger or consolidation involving the Company, or sale or transfer of all or substantially all of the Company’s assets or stock, in each case following which the shareholders of the Company immediately prior to such transaction no longer own, directly or indirectly, a majority economic interest in the Company.”

2.    Section 3(b).    Section 3(b) of the Prior Agreement is hereby deleted.

3.    No Other Changes.    Except as modified hereby, the Prior Agreement shall remain in full force and effect with no changes.

I have read the foregoing Amendment to Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED on this 11th day of November, 2002.

“EXECUTIVE”

/s/ FRANK ALAGHBAND
Name:

“COMPANY”

Procom Technology, Inc. a California corporation

By:	/s/ ALEX RAZMJOO

Alex Razmjoo

Its: CEO

2